Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDUCE HIGH COST DEBT BY AN ADDITIONAL $1.6 BILLION

All 7% Series C Unsecured Notes Maturing in 2015 Will Be Redeemed

NEW YORK – March 15, 2012 – CIT Group Inc.  (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem the entire balance of its 7% Series C Senior Unsecured Notes (“7% Notes”) maturing in 2015 totaling approximately $1.6 billion. Following this redemption, approximately $3.1 billion principal amount of the 7% Notes maturing in 2016 and approximately $4.1 billion principal amount of the 7% Notes maturing in 2017 will remain outstanding.

“We will continue to focus on refinancing our remaining high-cost debt and advancing the transformation of our funding profile,” said John A. Thain, Chairman and Chief Executive Officer.

Including the redemption announced today, CIT will have eliminated or refinanced approximately $23.5 billion of high cost debt since the beginning of 2010. The Company has provided a redemption notice for the 7% Notes to the trustee and intends to complete the redemption on April 16, 2012. As provided under the terms of the 7% Notes, the Company will redeem the outstanding principal balance at par.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank, BankOnCIT.com, its primary bank subsidiary and an FDIC-insured online bank which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com